Contact:
Patriot National Bank
900 Bedford Street
Stamford, CT 06901
Charles F. Howell
President and CEO
Robert F. O’Connell
SEVP & CFO
(203) 324-7500
FOR IMMEDIATE RELEASE

PATRIOT NATIONAL BANCORP, INC. COMPLETES SUCCESSFUL RIGHTS OFFERING
Stamford, Connecticut, September 21, 2005. Patriot National Bancorp, Inc. (NASDAQ SmallCap: PNBK), the parent of Patriot National Bank, announced today that it has successfully completed its previously announced rights offering.

The Company issued a total of 705,883 shares of its common stock, the maximum number of shares available in the offering, of which 338,687 shares were issued to existing shareholders who exercised subscription rights. The remaining 337,196 shares were issued to standby purchasers. All shares were issued at the subscription price of $17.00 per share, resulting in proceeds to the Company of approximately $11 million, net of estimated fees and expenses. Following the offering, the Company has 3,229,274 shares of common stock outstanding.

“We are very pleased with the results of the rights offering, and we look forward to using the funds to continue building Patriot into a significant independent commercial banking franchise,” said Charles Howell, President and Vice Chairman. As described in the offering prospectus dated August 2, 2005, Patriot plans to use the proceeds of the rights offering to continue its branch expansion program in Fairfield County, Connecticut and for general working capital purposes.

Sandler O'Neill & Partners, L.P. acted as the Company's financial advisor in connection with the rights offering.

The Company continues to execute its long term plan to build a high quality banking and financial services organization focused on providing quality products and excellent service to an expanding customer base. The Company remains intent on increasing market share in existing locations while continuing to identify quality markets with strong potential for future branch expansion. Patriot National Bank is headquartered in Stamford, Connecticut and currently has ten full service branches in Stamford, Greenwich, Old Greenwich, Norwalk, Wilton, Darien, and Southport, Connecticut. Patriot National Bank also has loan production offices in Stamford, Connecticut and Melville, New York.

Statements in this press release that are not historical facts are forward-looking statements that involve risks and uncertainties. Actual results or developments may differ materially from forward-looking statements as a result of known or unknown risks, uncertainties, and other factors. These risks include, but are not limited to, risk factors described in the Company’s final prospectus dated August 2, 2005 filed as part of the Company's registration statement originally filed with the Securities and Exchange Commission on April 25, 2005, as amended, and the risks identified from time to time in the Company’s other filings with the Securities and Exchange Commission, press releases and other communications. The Company assumes no obligation to update the forward-looking statements contained in this press release.